Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is dated on May 1, 2009 between Veronica J. Chen (the “Executive”), a citizen of China, ID number 120106196601157029, and China Natural Gas, Inc. (the “Company”), a Delaware Corporation, with primary business address of No. 35 Tangyan Road, High-Tech Zone, Xi’an 710065, Shaanxi Province, PRC.

WHEREAS, the Company believes the Executive provides unique management services for the Company and wishes to retain the Executive as its Chief Financial Officer; and

WHEREAS, the Company and the Executive have reached the following understanding with respect to the Executive's employment by the Company for a period of one year commencing on  May 1, 2009; and

WHEREAS, the Company and the Executive desire to evidence their agreement in writing and to retain the Executive by the Company on terms set forth herein.

1. Employment, Duties and Acceptance.

1.1.
Effective as of May 1, 2009, the Company hereby agrees to the employment of the Executive as the Chief Financial Officer ("CFO") and both parties hereby accept such employment on the terms and conditions contained in this Agreement. During the term of this Agreement, the Executive shall devote herself to the business of the Company and she is subject to the supervision and direction of the Board of Directors of the Company ("Board" or "Board of Directors").

1.2.	The Company retains the Executive to serve as the Company’s full time CFO. The scope of work and responsibilities of the CFO include the following:

(a)	To proactively contact and market the company to the investment community; set up good relationship and communicate effectively with current and potential investors

(b)	To provide accurate information on the financial resources, obligations and current activities of the Company to the relevant external parties, including banks, funds, and investors;

(c)	To formulate and implement relevant policies, procedures and strategies to ensure the realization of the Company’s financial strategy;

(d)	To establish a strong financial system and strict internal control procedure;

(e)	To supervise all financial activities to ensure their compliance with law and the Company’s policy;

(f)	To be responsible for quality and timely filing of accurate US GAAP financial reports;

(g)	To establish and direct a mechanism to timely solve financial problems;

(h)	To establish and direct a mechanism for reducing costs and increasing efficiency;

(i)	To be responsible for the Company’s financial planning;

(j)	To participate in business development and strategic planning;

(k)	To recommend investment policies, implement investment strategies based on approved investment guidelines, and to manage investment transactions;

(l)	To carry out strategic acquisition, capital management, financing etc. pursuant to the requirements of the Board of Directors;

(m)	To provide comments to the Executive Management Team and the Board of Directors on financial issues of the Company;

(n)	To actively aware of the changing rules and regulations in the US and China;

(o)	Other responsibilities stipulated by the Board of Directors.

Meanwhile, the CFO is the primary resource of the Chief Executive Officer (“CEO”) and department directors with respect to strategies and operations, and will be responsible for the Company’s financial management and planning, including the following: (1) Company strategy; (2) financial strategy; (3) budget and management control; and (4) financial management.

Company strategy

CFO shall play a major role in coordinating a comprehensive strategy to maximize Company value:

(1)  Ensure the existing plans are well based on the Company’s current business to maximize the value to the Company;

1. Continuously assess the plan’s value creation potential;

2. Ensure the plans are targeted towards major problems faced by the Company. In doing so, Executive should repeatedly research reasons and possibilities related to changes in the Company’s operations and provide external references for value creation (such as some business of value to other possible owner);

3. Advise the CEO and department directors regarding major proposals;

4. Formulate criteria for financial control and establish mechanism for progress assessment

(2) Assist in developing the Company’s expansion strategy and creating shareholder value.

1. Comment on the current market opportunities closely related to the Company’s business;

2. Evaluate the Company’s capacity and assets to capitalize the market opportunity; propose proper remedies for capacities lacking;

3. Provide business and financial evaluations regarding specific proposals.

Financial Strategy

CFO shall be responsible for the formulation and implementation of comprehensive financial plans and strategies to provide support for the company's business and create greatest value for shareholders.

(1)	Propose capital and dividend policies for value creation;

(2)	Design and manage Company presentation of the Company’s operations and plan to the financial community;

(3)	Negotiate major financial transactions, including loans, stock offerings and buybacks;

Budget and Management Control

CFO shall formulate and implement a program to ensure the management obtains correct information for goal setting, decision making and operation supervising:

(1)	Coordinates short-term budget compilation.

(2)	Evaluate main performance standards of each business unit.

(3)	Ensure business units are properly authorized;

(4)	Assess performance of business units with CEO and department directors of the performance evaluation of business unit.

.Financial Management

CFO shall ensure effective management of the Company’s financial issues:

(1)         Ensure timely reporting and effective compliance;

(2)         Establish internal control system to ensure the safety of the company's assets;

(3)         Ensure effective and efficient management of cash / accounts receivables / accounts payable;

(4)         Perform all tax reporting and tax obligations;

(5)         Seek opportunities to reduce the tax burden;

(6)         Maintaining close relationship with the Company’s banks;

(7)          Risk management and plan of the Company.

CFO shall be responsible for maintaining and management of important external relations, including:

1. Financial institutions (Banks and investment Banks)

2. External auditors.

3. Supervising authorities and tax authorities.

1.3. The Executive shall perform his duties diligently and competently pursuant to the requirements for the position.

1.4 Working times: Except during periods of quarterly and annual filings with Securities and Exchange Commission (“SEC”), CFO shall spend half of his / her time in the Xi’an headquarter and half at the Company’s subsidiary in Beijing.

1.5 The Board may assign the Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with the Executive's position as CFO of the Company.

2. Compensation and Benefits.

2.1. The Company shall pay to the Executive a salary of RMB 650,000 pre-tax annually which equal to monthly salary of RMB 54,166. According to relevant provisions of the Company, 80% of the salary (RMB 43,333) is paid monthly and the remaining 20% (RMB 10,833 monthly / RMB 129,996) is paid one time after the Executive serves the Company for one year. Salary of the Executive consist of three parts: base salary, housing, and transportation. Each month, RMB 34,166 is paid as base salary; since the Executive resides in Tianjin, Company shall provide housing and business vehicle for the Executive which represents RMB 20,000 each month. There is a three-month probation period for the Executive. During the probation period, the Company shall pay the Executive a monthly salary of RMB 34,666. During the probation period, if not informed by written notice, monthly salary is paid on the 20th of next month. If the payment date coincides with a holiday, the salary will be paid on the first business day after the holiday.

Since the Executive works in Beijing for half of his / her employment period, the Executive shall be entitled to at least six round-trip air tickets from Xi’an to Beijing, excluding business trips. Besides holidays and vacations, the Executive shall work in the Company’s Beijing subsidiary with the traveling day be deemed a working day.

The Company shall provide the Executive with health insurance in Beijing or Xi’an. Other benefits the Executive is entitled to will be determined according to relevant policies of the Company.

The Executive is entitled to options to purchase 150,000 shares of common stock of the Company vested in four years, representing approximately 0.514% of total shares outstanding of the Company. The Executive could exercises the option at $2.45 per share on a cash basis after one year of service and the option will be subject to specific terms of the ESOP (Employee Stock Option Plan).

2.2. The Executive shall pay personal income taxes pursuant to regulations of the government tax agency, and the Company shall deduct a corresponding amount from the monthly salary of the Executive and pay that amount on behalf of the Executive to the relevant tax agency.

2.3. In addition to what is provided for under the foregoing Article 2.2, the Company shall have the right to deduct from the Executive's salaries for other purposes in accordance with laws and regulations of the State.

3. Term and Termination.

3.1. The term of this Agreement is for a period of    1   years beginning on   May 1, 2009 and terminating on     APRIL 30, 2010.
3.2 If both Parties desire to renew this Agreement, each Party shall notify the other Party of its intent to renew this Agreement thirty days prior to the expiration of this Agreement.

3.3. The Company, by notice to the Executive, may terminate this Agreement for  cause. As used herein, "cause" shall include (a) the refusal in bad faith by the Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by the Executive in his/her relations with the Company ("dishonest" for these purposes shall mean the Executive's knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of the Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by the Executive.
Notwithstanding the foregoing, no "cause" for termination shall be deemed to exist with respect to the Executive's acts described in clause (a)or (b) above, unless the Board shall have given written notice to the Executive (after five (5)days advance written notice to the Executive and a reasonable opportunity to the Executive to present his/her views with respect to the existence of "cause"), specifying the "cause" with particularity and , within twenty (20) business days after such notice, the Executive shall not have disputed the Board's determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such "cause," provided, however, that a repeated breach after notice and cure, of any provision of clause (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

3.4. The Executive, by notice to the Company, may terminate this Agreement in writing no less than 3 months if a "Good Reason" exists . For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent:

(a)
a material adverse change in the nature of the Executive's title, duties or responsibilities with the Company that represents a demotion from his/her title, duties or responsibilities as in effect immediately prior to such change;

(b)	a material breach of this Agreement by the Company;

(c)	a failure by the Company to make any payment to the Executive when due, unless the payment is not material and is being contested by the Company, in good faith;

(d)	a liquidation, bankruptcy or receivership of the Company; or

(e)
any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from the Executive or his/her affiliates (in one or more transactions) having 51% or more of the total voting power of all the Company's securities then outstanding. Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company's acts described in clauses (a), (b) or (c) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the  Executive.

4. Protection of Confidential Information; Non-Competition.
4.1. The Executive acknowledges that:

(a)
As a result of his/her current employment with the Company, the Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the "Company"), including, without limitations, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources ("Confidential Information").

(b)
The Company will suffer substantial damage which will be difficult to compute if, during the period of his/her employment with the Company or thereafter, the Executive should enter a business competitive with the Company or divulge Confidential Information.

(c)	The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2. The Executive agrees that he will not at any time, either during the term of this
Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him/her as a result of his/her employment with the Company, except (i) in the course of performing his/her duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of the Executive's breach of any of his/her obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) if such disclosure is made without the Executive's knowing intent to cause material harm to the Company. If the Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, the Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, the Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3. Upon termination of his/her employment with the Company, the Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his/her control;

4.4. During the period of employment: (A) the Executive, without the prior written permission of the Company, shall not, anywhere in the People’s Republic of China, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly in competition with the Company's principal existing business at the time of termination ("Competitive Business"); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iv) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of the Executive's employment by the Company (other than the Executive's personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, in the event the Company terminates this Agreement without "cause" or if the Executive terminates this Agreement for Good Reason under Article 3.5 hereof, the Executive's obligations under this Article 4.4 shall terminate one month following termination.

4.5. If the Executive commits a breach of any of the provisions of Articles 4.2 or 4.4, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

5. Rewards and Penalties
5.1 The Executive should abide by the provisions of the company law includes attendance management system, various rules and regulations, and in accordance with the relevant provisions of the company card timing. Personal phone will remain open 24 hours, ensure unblocked communication at any time, maintain effective communication with overseas investors, Otherwise, the company will be in accordance with the relevant system for punishment, Meanwhile, the chief financial officer of the company chairman for reporting directly.

5.2. Without written consent of the Company, the Executive shall not accept money, gift or any other kinds of benefits from any customer, collaborating company or other related company.

5.3. The Executive shall serve the Company faithfully and competently during the term of employment, and the Company will not permit the Executive to engage in any other job during the term of employment.

5.4. The Company shall impose penalties on the Executive pursuant to regulations of the Company, if the Executive violates the Company’s rules or regulations.

6. Liability for Breach
6.1 If either Party to this Agreement is under any of the following circumstances, the Party shall be liable for breach of the Agreement:

(a)	The Company violates the provisions of this Agreement and unilaterally rescinds this Agreement, unless otherwise provided by this Agreement;
(b)	The Executive resigns without the Company’s consent.

6.2. Either Party in breach of this Agreement shall pay the other Party liquidated damages.  The standard liquidated damages shall be equal to twice of the salary Executive has actually received in the month prior to the date of the breach.

6.3. If the liquidated damages provided for under the foregoing Article 6.2 is not enough to cover the losses of the other Party, then the breaching Party shall compensate the other Party for the actual losses caused by the breach.

6.4. The Executive warrants (1) that all the relevant information he provides to the Company, including without limitations his/her identification, address, academic credentials, work experiences and professional skills are true; (2) that, by working for the Company and by entering into this Agreement with the Company, the Executive does not violate any agreement on confidentiality or non-competition entered into with his/her previous employer or any other company or individual.  If the Executive breaches this warranty, the Company has the right to rescind this Agreement and demand that the Executive compensate the Company for any losses due to the breach.

7. Miscellaneous Provisions.
7.1. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his/her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Article 7.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to the Executive:  Address: Room 603, Unit 3, Building 2, Architecture Science Academe, Peace Street, Zhaoyang District, Beijing 100013

If to the Company:   Address: 19th Building B Van Metropolis, Tang Yan Road, Hi-tech Zone, Xian

7.2. In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Article 3.4), the Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by the Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys' fees and expenses; provided, however, that the Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that the Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

7.3. The Company, shall to the fullest extent permitted by law, indemnify the Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, "Claims") made against the Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officer's insurance coverage for any period in which the Executive was an officer, director or consultant to the Company, the Executive shall be a named insured and shall be entitled to coverage thereunder.

7.4. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of China applicable to agreements made and to be performed entirely in China.

7.5 This Agreement is unenforceable in some terms of legal force, by which no other terms in this agreement will be affected, the agreement will continue to be executed, as there is no provision of the agreement shall not force has been carried out.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: Qinan Ji

CEO of China Natural Gas Inc.

BY: Veronica Chenjing